Exhibit 99.1

PERMIAN BASIN ROYALTY TRUST

Press Release

Permian Basin Royalty Trust

Announces Adjournment of Special Meeting

DALLAS, TEXAS, April 6, 2022—Permian Basin Royalty Trust (NYSE: PBT) today announced that the Special Meeting of the Trust’s unitholders scheduled for April 5, 2022 for the purpose of obtaining approval of the appointment of Argent Trust Company as successor trustee of the Trust, was adjourned due to the lack of the requisite quorum. The Special Meeting has been adjourned until Wednesday, May 4, 2022 at 11:00 a.m., Central Time, at Shady Oaks Country Club, 320 Roaring Springs Road, Fort Worth, TX 76114.

The Trust’s proxy materials, which were previously filed and mailed to the unitholders on or about February 11, 2022, remain unchanged. The record date for unitholders entitled to vote at the Special Meeting remains the close of business on February 4, 2022. Unitholders who have already voted on the proposals do not need to take any further action. Unitholders who have not voted as of yet are strongly encouraged to submit their votes.

Forward-looking Statements

Any statements in this Current Report on Form 8-K and the exhibits filed or furnished herewith about plans for the Registrant, the expected timing of the completion (if any) of the proposed resignation of the Trustee or appointment of a successor trustee, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Registrant’s actual results to differ materially from the results we anticipate include, but are not limited to the inability of the Trustee to resign or Argent Trust Company to assume duties as successor trustee due to the failure to obtain necessary unitholder or court approval or the failure to satisfy other conditions to the Trustee’s resignation set forth in the Trustee’s notice of resignation and definitive proxy statement.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

*                *                 *

Contact:

Ron E. Hooper, Senior Vice President

Simmons Bank, Trustee

Toll-free (855) 588-7839